UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	March 24, 2006

You are hereby notified that the 2006 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 4, 2006 for the following purposes:

(1)	to elect 9 directors, each to serve for a term of one year;

(2)	the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company;

(3)	to consider and vote upon three shareholder proposals if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

Only shareholders of record at the close of business on February 23, 2006 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 4, 2006

March 24, 2006

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company or UPC), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on May 4, 2006 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders of the Company on or about March 24, 2006.

The close of business on February 23, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 268,022,235 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

A majority of the votes entitled to be cast on matters presented at the Annual Meeting constitutes a quorum for the conduct of business. Holders of shares of Common Stock are entitled to one vote per share for each director to be elected at the Annual Meeting and to one vote per share for each other matter to be voted on. Director nominees are elected by a plurality vote. Approval of each of the other matters being voted on requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. Abstentions and broker non-votes will be treated as neither a vote “for” nor “against” applicable matters. Abstentions and broker non-votes will be counted as “shares present” in determining if a quorum is present.

If your Common Stock is held by a broker, bank or other nominee on your behalf, you will receive directions from such holder as to how your shares may be voted in accordance with your instructions. If your Common Stock is held in your own name, you may instruct the Company’s proxies as to how to vote your Common Stock by using the toll free telephone number or accessing the Internet address listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided. Specific directions for using the telephone and Internet voting system are set forth on the proxy card.

All shares represented by properly submitted paper, Internet or telephone proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions provided by the shareholder. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder submitting a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting new telephone or Internet instructions or by delivering a validly executed later-dated proxy, or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. Any shareholder whose shares are held through a bank, brokerage firm or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the bank, brokerage form or other nominee.

The Board of Directors has adopted a confidential voting policy under which shareholder proxies or voting instructions are received by the Company’s stock transfer agent, Computershare Investor Services, and the vote is certified by independent inspectors of election who are officers of Computershare. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except as necessary to meet legal requirements, in certain cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company acting without special compensation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 445 Park Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company’s proxy statement and form of proxy relating to the 2007 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 24, 2006 and comply with the other requirements of SEC Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, shareholders of record may introduce certain types of proposals that they believe should be voted upon at the 2007 Annual Meeting or nominate persons for election to the Board of Directors. Under the Company’s By-Laws, notice of any such proposal or nomination must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on January 4, 2007 and ending on February 3, 2007 and must contain the information specified by, and otherwise comply with, the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices. Shareholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s By-Laws. If the shareholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a shareholder.

Corporate Governance

The Corporate Governance and Nominating Committee, Board of Directors and management of the Company are united in their desire that the Company continue to be one of the best governed companies in America. The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has established corporate governance guidelines and committee charters and adopted standards for assessing director and audit committee independence as set forth later in this Proxy Statement. Charters for all Board Committees (except the Executive Committee which is governed by the Company’s By-Laws), the Company’s corporate governance guidelines and policies and the codes of business conduct and ethics for directors, officers and employees of the Company may be found on the Internet at the Company’s website www.up.com/investors. See “SEC Filings and Other Corporate Information” on page 54 for additional details on obtaining Company information.

(1) ELECTION OF 9 DIRECTORS

Unless authority to do so is withheld, the Company’s proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 9 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 9 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. The Board of Directors recommends that shareholders vote FOR each of the nominees.

Spencer F. Eccles will retire from the Board at the Annual Meeting, and his service as a director of the Company will end at that time. The Board acknowledges, with utmost gratitude and appreciation, the significant contributions and special leadership that Spence Eccles has so generously given to the Company over the past 30 years. Spence’s extensive knowledge and experience in the business and financial community and his special relationship with the history of the Union Pacific in the Utah intermountain region have served the Company well, and the Board wishes him every success and happiness in his future endeavors.

Philip Anschutz will cease to serve as a director and as Vice Chairman of the Company as of the Annual Meeting due to his decision to retire from the boards of all public corporations on which he serves. The Board and the Company have been very fortunate to have had the benefit of Mr. Anschutz’s insight and judgment for the past ten years, and his knowledge of the railroad business, combined with broad experience in other industries, has made a real difference to the Company. The Board extends its gratitude to Mr. Anschutz and wishes him much success and happiness in his future business pursuits.

Ernesto Zedillo will cease to serve as a director as of the Annual Meeting due to ever-increasing responsibilities at Yale University. The Board wishes to express its deep appreciation to Dr. Zedillo for the integrity, conscientiousness and special insight that characterized his more than five years of service as a director of the Company. The Board extends its best wishes to Dr. Zedillo as he meets the many challenges that lie ahead.

The Board has affirmatively determined that each of Mrs. Hope, Messrs. Anschutz, Davis, Donohue, Dunham, Eccles, McConnell, Rogel and Zedillo and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the New York Stock Exchange (Exchange) and the “Director Independence Standards” adopted by the Board and included in this Proxy Statement beginning on page 24. Additionally, all Board Committees, except the Executive Committee, are comprised entirely of independent directors.

Two of the Company’s current directors, Mr. Anschutz and Mrs. Hope, have certain limited relationships with the Company that are required to be disclosed pursuant to SEC Regulations. These relationships are described on pages 28 and 29. The Board determined that these specific relationships are immaterial and do not affect the independence of Mr. Anschutz and Mrs. Hope.

As of February 23, 2006, all directors and executive officers as a group beneficially owned 18,254,178 shares of Common Stock, representing 6.73% of the outstanding Common Stock, of which 12,379,603 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. No nominee for director beneficially owns more than 0.97% of the outstanding Common Stock.

Beneficial Ownership of Director Nominees

The following table sets forth certain information regarding the nominees for director, including Common Stock beneficially owned as of February 23, 2006 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the director nominees’ financial interests with the interests of the Company’s shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company’s Common Stock.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Richard K. Davidson	593,342	2,202,013	(c)
Chairman of the Company and of Union Pacific Railroad Company, a subsidiary of the Company. Director, Chesapeake Energy Corporation. Director of the Company since 1994. Age 64.

Erroll B. Davis, Jr.	1,067	4,076
Chancellor, University System of Georgia, higher education, Atlanta, GA. Director, BP-Amoco plc., PPG Industries, Inc. Director of the Company since 2004. Age 61.

Thomas J. Donohue	6,860	17,542

President and Chief Executive Officer, U.S. Chamber of Commerce, business federation, Washington, DC. Director, Sunrise Assisted Living, Inc., XM Satellite Radio. Director of the Company since 1998. Age 67.

Archie W. Dunham	3,611	16,639

Retired Chairman, ConocoPhillips, integrated energy company, Houston, TX. Director, Louisiana-Pacific Corporation, Phelps Dodge Corporation, Pride International, Inc. Director of the Company since 2000. Age 67.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Judith Richards Hope	6,279	20,035

Distinguished Visitor from Practice and Adjunct Professor of Law, Georgetown University Law Center, Washington, DC. Director, General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd, Russell Reynolds Associates. Director of the Company since 1988. Age 65.

Charles C. Krulak	0	1,000
General, USMC, Ret., Wilmington, DE. Former Commandant of the United States Marine Corps. Director, ConocoPhillips, Phelps Dodge Corporation. Director of the Company since 2006. Age 64.

Michael W. McConnell	1,393	6,800
Managing Partner, Brown Brothers Harriman & Co., bankers, New York, NY. Director of the Company since 2004. Age 63.

Steven R. Rogel	3,416	16,550
Chairman, President and Chief Executive Officer, Weyerhaeuser Company, integrated forest products company, Federal Way, WA. Director, Kroger Company. Director of the Company since 2000. Age 63.

James R. Young	143,201	490,464	(d)
President and Chief Executive Officer of the Company and of Union Pacific Railroad Company, a subsidiary of the Company. Director of the Company since 2005. Age 53.

(a)	See “Compensation of Directors” for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see “Report on Executive Compensation” for an explanation of certain restrictions on retention stock units for employee directors.
(b)	The UPC Shares amount includes, for directors Donohue, Dunham, Hope and Rogel 15,550 shares of Common Stock, for director McConnell 5,800 shares of Common Stock and for director Davis 3,050 shares of Common Stock, subject to presently exercisable options granted under the 2000 Directors Stock Plan.

(c)	The UPC Unit amount includes 411,853 deferred stock units and 181,489 retention stock units. The UPC Shares amount includes 1,613,536 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans and 556,545 shares of Common Stock held in trusts. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest with respect to such shares.
(d)	The UPC Unit amount includes 23,571 deferred stock units and 119,630 retention stock units. The UPC Shares amount includes 431,909 shares of Common Stock subject to presently exercisable stock options granted under Company stock plans.

All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

Mr. Richard K. Davidson was Chairman, President, and Chief Executive Office of the Company and Chairman and Chief Executive Officer of the Railroad until December 31, 2005 and has been Chairman of the Company and the Railroad since such date. Mr. Erroll B. Davis, Jr., was Chairman, President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company, until July 2005, Chairman of Alliant until January 31, 2006, and since February 6, 2006, has been Chancellor of the University System of Georgia. Mr. Archie W. Dunham was Chairman, President and Chief Executive Officer of Conoco Inc., an integrated energy company, through August 30, 2002 and Chairman of ConocoPhillips until his retirement on September 30, 2004. Mrs. Judith Richards Hope was a non-equity partner of Paul, Hastings, Janofsky & Walker until December 31, 2003 and a part-time Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope has been Adjunct Professor of Law at Georgetown University since January 2002 and was named Distinguished Visitor from Practice on March 7, 2005. General Charles C. Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking, through March 2004 and Executive Vice Chairman and Chief Administration Officer of MBNA Corporation, bank holding company, until his retirement on June 1, 2005. Mr. Michael W. McConnell is a Partner of Brown Brothers Harriman & Co. and has been Managing Partner since February 2002. Mr. James R. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad until February 1, 2004, President and Chief Operating Officer of the Railroad until December 31, 2005, and has been President and Chief Executive Officer of the Company and the Railroad since such date.

Beneficial Ownership of Other Current Directors

The following table sets forth certain information regarding current directors, including Common Stock beneficially owned as of February 23, 2006 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts.

	Equity Ownership
Name and Principal Occupation Or Employment	UPC Units (a)	UPC Shares (b)
Philip F. Anschutz	15,793	12,512,609	(c)

Chairman of the Board, Chief Executive Officer and a director, The Anschutz Corporation and Anschutz Company (the corporate parent of The Anschutz Corporation), with holdings in energy, transportation, communications, professional sports, agriculture, media, entertainment and real estate, Denver, CO. Director, Qwest Communications International Inc., Regal Entertainment Group. Director and Vice Chairman of the Company since 1996. Age 66.

Spencer F. Eccles	6,449	25,335	(d)

Chairman Emeritus, Wells Fargo Intermountain Banking Region, diversified financial services company, Salt Lake City, UT. Director, U.S. Chamber of Commerce, Intermountain Health Care. Director of the Company since 1976. Age 71.

Ernesto Zedillo Ponce de Leon	3,262	13,016

Director, Yale Center for the Study of Globalization, an institute focusing on increasing economic, cultural and political interdependence between nations, New Haven, CT. Director, Alcoa Inc., The Procter & Gamble Company. Director of the Company since 2001. Age 54.

(a)	See “Compensation of Directors” for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors.
(b)	The UPC Shares amount includes, for directors Anschutz and Eccles 15,550 shares of Common Stock, and for director Zedillo 11,950 shares of Common Stock, subject to presently exercisable options granted under the 2000 Directors Stock Plan.
(c)	Includes 1,820,146 shares of Common Stock that are the subject of forward sales contracts under which The Anschutz Corporation retained voting power as of February 23, 2006. Also includes 8,351,246 shares of Common Stock with respect to which The Anschutz Corporation has entered into other forward sales contracts and as to which The Anschutz Corporation currently does not have the power to dispose of or vote the shares but has the right to reacquire voting power with respect to all of these shares within 60 days. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.
(d)	Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles’ family.

Compensation of Directors

In accordance with the revised By-Law provisions regarding non-employee director compensation effective July 1, 2005, directors who were not employees of the Company received an annual retainer of $105,000, plus expenses, in 2005. Directors are required to invest $45,000 of the retainer in the Stock Unit Account referred to below. In addition, during 2005 Chairs of Board Committees received annual retainers of $15,000 each and Audit Committee members received an additional $5,000 each, reflecting the expanded role, responsibilities and activities of public company audit committees. Directors who are employees of the Company receive no retainers.

Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director’s primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by four directors during 2005 totaled $285,000.

Directors are covered by $10 million of excess liability insurance. Directors elected to the Board prior to April 21, 2000 are eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Each non-employee director elected to the Board prior to January 1996 participates in a pension plan that provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Director Hope currently is eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Directors first elected to the Board prior to 1996 were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors’ Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000. Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company’s Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 26, 2006 was granted an option to purchase 2,100 shares at an option price of $86.05 per share. The 2000 Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Governance of the Company

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2005, the Board of Directors met six times and participated in three conference call meetings. None of the directors attended fewer than 75% of the meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 96%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 19 includes the policy that all directors shall attend the Annual Meeting, and all directors attended last year’s Annual Meeting.

Committees of the Board

Except with respect to the Executive Committee, which includes one non-independent director, all Board Committees are comprised entirely of non-management directors who qualify as independent directors under applicable listing standards of the Exchange, SEC regulations and the Director Independence Standards adopted by the Board and included in this Proxy Statement beginning on page 24.

Executive Committee

The current members of the Executive Committee are Philip F. Anschutz (Chair), Richard K. Davidson, Thomas J. Donohue, Archie W. Dunham, Judith Richards Hope and Steven R. Rogel.

The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 2005.

Audit Committee

The current members of the Audit Committee are Judith Richards Hope (Chair), Spencer F. Eccles, Michael W. McConnell and Ernesto Zedillo.

The Audit Committee operates under a charter revised and readopted by the Board of Directors on January 26, 2006, which is appended hereto as Appendix A. In accordance with Exchange and SEC requirements and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies, the Board has determined that all members of the Committee satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that both Mr. Eccles and Mr. McConnell qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief safety officer, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements. The independent registered public accounting firm, the internal auditors, and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee met thirteen times in 2005 and has scheduled twelve meetings in 2006.

The Committee appoints the independent registered public accounting firm of the Company, reviews the scope of audits as well as the annual audit plan, evaluates the independent registered public accounting firm through assessments of quality control procedures, peer reviews, and results of inquiries or investigations and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from and discusses with management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation, and regulatory and tax matters. In addition, the Committee reviews performance of safety programs and operations, and the Company’s compliance program and risk assessments. The Committee also oversees the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement

of Policy: Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in January of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee has adopted procedures requiring the Chief Accounting Officer, at the time of appointment of the independent registered public accounting firm, to present a budget to account for three categories of non-audit services: (1) audit-related services, (2) tax services and (3) other services. The budget will be detailed as to the particular services to be provided to ensure that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that have exceeded budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that have exceeded budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2005. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and SEC Rule 2-07 of Regulation S-X. The Committee has also received and reviewed a report from Deloitte & Touche LLP describing all relationships between Deloitte & Touche LLP and the Company and any other relationships, including the provision of the non-audit services listed below, identified by Deloitte & Touche LLP that may adversely affect the independence of Deloitte & Touche LLP and discussed with them their independence. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2005 and 2004 totaled $2,805,710 and $2,683,123, respectively.

Audit Related Fees. The audit related fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2005 and 2004 totaled $477,761 and $756,652, respectively. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. The tax fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2005 and 2004 totaled $100,659 and $55,450, respectively. Tax fees included work performed for foreign tax issues, Internal Revenue Service audit work, and tax software and training.

All Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2005 and 2004, for services other than those disclosed above totaled $0 and $9,592, respectively. The fees billed in 2004 were for tax services provided to certain executives.

The Audit Committee

Judith Richards Hope, Chair

Spencer F. Eccles

Michael W. McConnell

Ernesto Zedillo

Finance Committee

The current members of the Finance Committee are Archie W. Dunham (Chair), Philip F. Anschutz, Erroll B. Davis, Jr., Judith Richards Hope and Ernesto Zedillo.

The Committee operates under a written charter and is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs. The Committee met four times in 2005.

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are Thomas J. Donohue (Chair), Spencer F. Eccles, Michael W. McConnell and Steven R. Rogel.

The Committee operates under a written charter and has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility to review and refer to the Board for approval compensation of the Company’s other elected executives and for executives and other employees whose salaries exceed the level specified in the By-Laws. The Committee also has direct responsibility to oversee the Company’s executive incentive plans and determines the amounts of, and the individuals to whom, awards shall be made thereunder. Determinations of the Committee with respect to the annual incentive program are referred to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 29 through 34 for the Committee’s report on 2005 compensation and stock ownership programs. The Committee met six times in 2005.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Steven R. Rogel (Chair), Philip F. Anschutz, Thomas J. Donohue and Archie W. Dunham.

The Committee, which has a leadership role regarding governance, operates under a written charter and assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director consistent with criteria approved by the Board and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board evaluation, continuing education, size, retirement policy and stock ownership. The Committee met two times in 2005.

The Committee will consider director candidates suggested by shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2007 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 4, 2007 and ending on February 3, 2007, and include the information specified by, and otherwise comply with, the nomination procedures set forth in the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

In addition to evaluating candidates suggested by shareholders of the Company, the Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time employs a search firm on behalf of the Committee to identify and help evaluate suitable candidates.

The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies set forth below. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. The Committee requires that all candidates exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board, in addition to having demonstrable and significant professional accomplishments and effective management and leadership capabilities. The Committee emphasizes familiarity with the rail transportation industry and the Company’s customers and suppliers when considering candidates. The Committee considers the number of other public boards on which candidates serve in connection with determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function. The Committee will consider candidates at any time during the year, and the Committee meets every January or February to consider the inclusion of nominees in the Company’s Proxy Statement. During this meeting the Committee considers each nominee by reviewing relevant information provided by the nominee in his or her mandatory questionnaire, applying the criteria listed above and assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board. The Committee will consider candidates proposed by shareholders in the same manner after ensuring that any such candidate proposals have been made in compliance with the By-Laws of the Company and the applicable SEC rules and regulations governing shareholder nominations.

Charles C. Krulak, a current nominee to serve on the Board, has been a member of the Board since January 26, 2006. General Krulak was recommended to the Committee as a qualified candidate by a non-management director. All of the other nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of independent counsel retained by the Committee, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to meet the Committee’s understanding of best practices and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the next succeeding section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the second succeeding section titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Executive Committee, Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least three times the value of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

During 2005, the Company provided an educational program for the entire Board at the September 2005 meeting with a presentation by Ms. Linda J. Morgan, former

Chairman of the Surface Transportation Board, who discussed in detail the economic rail regulatory framework administered by the Surface Transportation Board. Also, Mrs. Judith Richards Hope, Chair of the Audit Committee, attended the Outstanding Directors Exchange, a forum for and by directors designed to explore the best practices of outstanding directors, coupled with case studies and insightful analysis from Columbia Business School’s faculty. The Company has in the past provided financial and legal presentations by educators from Washington University in St. Louis and audit committee best practice guidance by Deloitte & Touche.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the January Board meeting for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Finance Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific stockholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Director Independence Standards

The Board of Directors adopted director independence standards set forth below and determined that an “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)

the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12 month period within the last three years any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director (a) is a current employee of a company that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company (a professional services firm that provided services to the Company before the Board’s adoption of this standard may complete an engagement that existed as of January 1, 2004, but only to the extent that: (i) it is in the best interest of the Company that the professional services firm do so, as determined by the Board; and (ii) any such continuing engagement is terminated as soon as practical taking into consideration the best interest of the Company);

(6)	a member of the director’s immediate family: (a) is a current executive officer of another company that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2005. Due to administrative errors, a report on Form 4 of two stock option exercises by Richard J. Putz, Vice President and Controller, and a report on Form 4 of a surrender of shares of Common Stock for tax withholding by Bernard R. Gutschewski, Vice President-Taxes, were filed late.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	28,171,494(a)	10.6%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	13,625,000(b)	5.1%

(a)	Based on information contained in Schedule 13G/A filed by Dodge & Cox with the SEC with respect to shares of Common Stock owned on December 31, 2005. According to the filing, on that date Dodge & Cox had in the aggregate sole and shared power to vote 26,420,993 and 287,900, respectively, of such shares, and sole and shared power to dispose of 28,171,494 and 0, respectively, of such shares.
(b)	Based on information contained in Schedule 13G filed by Capital Research and Management Company with the SEC with respect to shares of Common Stock owned on December 31, 2005. According to the filing, on that date Capital Research and Management Company had in the aggregate sole and shared power to vote 525,000 and 0, respectively, of such shares, and sole and shared power to dispose of 13,625,000 and 0, respectively, of such shares.

Certain Relationships and Related Transactions

Transactions Involving Anschutz Affiliates

Philip F. Anschutz, a current director, is the Chairman of the Board, Chief Executive Officer and a director of The Anschutz Corporation and Anschutz Company, the corporate parent of The Anschutz Corporation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.

Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of The Anschutz Corporation, entered into an agreement with the Railroad, replacing agreements between ANSCO and Southern Pacific Rail Corporation’s railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad’s rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad’s usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. Compensation paid or accrued to the Railroad during 2005 under all three agreements totaled approximately $418,300.

Pacific Pipeline System LLC (Pacific Pipeline), approximately 37% of which was previously owned by Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad’s right-of-way between Santa Clarita and Los Angeles/Long Beach, California. On March 3, 2005, Anschutz Company sold its interest in Pacific Pipeline. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. In January 2005, Pacific Pipeline paid the Railroad approximately $733,100 for rentals under the easement agreement for calendar year 2005.

Other Business Relationships

Judith Richards Hope, a nominee for director, resigned as a senior advisor to the law firm of Paul, Hastings, Janofsky & Walker effective as of January 31, 2005. The firm has provided legal services to the Company and is completing one representation. Mrs. Hope was not involved in providing any of those services and received no financial benefit therefrom. As of February 26, 2004, the Company’s Board of Directors established an independence standard not to obtain professional services from any firm where a director is employed or affiliated, which included the retention of the Paul, Hastings firm for further matters so long as Mrs. Hope is a director of the Company and is associated with the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Thomas J. Donohue, Spencer F. Eccles, Michael W. McConnell and Steven R. Rogel.

The Compensation and Benefits Committee has no interlocks or insider participation.

Report on Executive Compensation

The Compensation and Benefits Committee has direct responsibility for administering the executive compensation and stock ownership programs for the Company. The Committee conducts its activities in accordance with its Charter and with the assistance of a consultant who is selected, retained by, and reports directly to, the Committee.

The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 70% of total annual compensation will be at risk. When annual performance does not meet the Company’s goals and objectives, the actual performance-based payout can be considerably lower, as in 2004 when no annual bonuses were awarded. The Committee reviews compensation for each executive officer subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 and any other executive with a salary at the level set forth in the Company’s By-Laws (Executives), taking into consideration company performance, the Executive’s performance, the Executive’s position and responsibility in the organization, the Executive’s experience and expertise, internal pay equity and salaries for similar positions at comparable companies. In making salary recommendations, the Committee exercises subjective judgment using no specific weights for the above factors. Based on materials that the Committee carefully reviewed with its consultant, the Committee believes that average base salaries for these Executives generally do not exceed the median for similar positions at comparable companies. When the Company attains its performance objectives, total annual compensation for these Executives could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies for these purposes were selected by the Committee itself and consist of 13 companies, including those in the line of business index in the Performance Graph on page 45, as well as industrial companies with similar sales, assets or market capitalization in different lines of business with which the Company competes for executive talent.

Annual incentive pay is awarded under the Executive Incentive Plan (EIP). The EIP provides for performance criteria to be set by the Committee annually to adjust to the changing business climate. Such performance criteria as well as other relevant criteria considered by the Committee at its discretion may be used by the Committee to determine an incentive pool that will determine the aggregate amount payable to all participants under the Plan. Awards to individual executives from the EIP are based upon an evaluation of a combination of corporate and individual performance as appropriate for the position. In calculating performance and determining the amount payable under any award, the Committee may, in its discretion, make any adjustments to the incentive pool or to any individual award, as it deems appropriate. The maximum amount payable to the Chief Executive Officer with respect to a year shall not exceed 0.25% of Operating Income (as defined in the Plan) for that fiscal year and shall not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive.

Under the EIP, a total of $21 million was awarded to executives for the 2005 performance year based on the Company’s internal measure of average network velocity and operating income growth, taking into account the impact of extraordinary weather-related events pursuant to the Committee’s discretion, as well as an evaluation of corporate and individual performance as appropriate for each position, including safety, customer satisfaction and other criteria.

Long-Term Compensation

It is the Committee’s objective that long-term compensation comprises a substantial portion of each executive’s total compensation. The Company’s long-term compensation incentives currently include non-qualified stock options, retention stock units and performance stock units under the Long Term Plan as described below.

Stock-Based Awards. Stock-based awards are key elements in the Company’s long-term compensation program. The size of stock awards is based on the executive’s position, experience and performance, without giving particular weight to any one factor. The amount of shares or units currently owned by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of retention stock and stock units and the exercise of options net of taxes, and in the case of options, the cost of exercise.

Long Term Plan (LTP). In January 2006, the Committee established the LTP to further align the interests of key executives with Company shareholders. Participants were awarded stock units subject to attainment and certification of performance targets and continued employment for 3 years from the date of grant, subject to adjustment for certain termination events. The LTP performance criteria is annual return on invested capital (ROIC) for fiscal years 2006-2008 (Performance Period), as calculated by the Committee pursuant to criteria established by the Committee, which may be adjusted to reflect the effect of special transactions or events such as significant gains on the sale of real estate, tax adjustments, accounting charges or reclassifications. ROIC as calculated under the LTP will determine the number of stock units that will be earned. Stock units that have been earned over the Performance Period will be paid out in stock at the end of the Performance Period, subject generally to the executive’s continued employment, and will accrue dividend equivalents prior to being paid out. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to him or her based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two hundred percent of the target number of stock units granted to him or her based on the average of all three years of ROIC performance achieved. If the minimum performance target is not met, executives will not be entitled to any payout under the LTP.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Tax Code, EIP and LTP awards are subject to Operating Income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of Section 162(m) for performance-based compensation. However, salary and other taxable compensation is not deductible to the extent that it exceeds $1 million in any year for the CEO and certain other named executive officers, and the Committee may award other forms of non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

The year 2005 was marked by strong financial gains for the Company and its shareholders in spite of record-breaking fuel prices and a year filled with significant weather-related challenges. Under Mr. Davidson’s leadership the Company took advantage of a strong economic environment to post earnings growth of 20% (“adjusted” to exclude both the 2004 asbestos charge and the 2005 deferred tax adjustment) and reward shareholders with a 20% stock price increase. Reported earnings increased 70% without the adjustments noted above.

A healthy economy set the stage for another record-breaking revenue year. Total revenue grew 11% ($1.4 billion) to $13.6 billion, largely driven by improved pricing and fuel cost recovery. Although year-over-year volume growth was modest, total carloadings reached an all time record in 2005. Despite the adverse impact of two hurricanes, the West Coast storm, the Kansas washouts and weather-related disruptions in the Powder River Basin, this record volume was handled while still achieving year-over-year improvement in network performance.

One of the keys to success in 2005 was implementation of the Unified Plan that streamlined and simplified operations by eliminating train stops and switch events. Among other efficiencies, this initiative freed-up the equivalent of over 5,300 freight cars through cycle improvement and train hours held were reduced by over 4%. The Company also continued its focus on utilizing industrial engineering techniques to further increase network fluidity, ease capacity constraints, improve asset utilization and maximize terminal efficiency. The success of these efforts is demonstrated in part by improvement in two critical efficiency measures—terminal dwell decreased 6% and car cycle time improved 2.5%. However, velocity did not improve as much as desired, so the Company will continue to focus on further improvements in velocity and efficiency during 2006.

Through an aggressive fuel conservation process and expanded fuel surcharge program, the Company mitigated the impact of a 45% ($740 million) increase in the price of fuel to report a 16% improvement in operating income on an “adjusted” basis (39% as reported). The operating ratio also improved 0.6 points on an adjusted basis driven by record revenue growth, network improvement and cost control initiatives. The Company’s financial strength continued to increase as evidenced by a U.S. industry best 35.1% debt-to-capital ratio, all-time record cash from operations of $2.6 billion, and free cash flow of $234 million for the year after dividend payments of $314 million.

In assessing safety performance, results were mixed for the year. While the overall employee injury incident rate per 200,000 man-hours decreased, the lost workday case rate increased by 1%. However, a continued focus on derailment prevention resulted in an 8% decrease in the number of derailments in 2005 with associated costs declining 12%. In the area of public safety, 400 grade crossings were closed to reduce exposure, while 750 video cameras were installed in locomotives to better analyze incidents. The number of grade crossing incidents, however, increased 9% during the year as both rail and highway traffic volumes continue to grow.

Mr. Davidson is the Company’s most highly compensated officer. In May 2005, his salary was reviewed by the Committee and increased to $1.45 million. In January 2006,

the Board of Directors reviewed Mr. Davidson’s performance and all elements of his compensation. Based on its review of corporate and individual performance described above and exercising subjective judgment without assigning specific weights to any one factor, the Committee determined to pay Mr. Davidson a $2.4 million bonus under the EIP. His bonus was designed to place his cash compensation in the third quartile relative to competitive compensation at companies selected by the Committee and other data reviewed by the Committee with its compensation consultant.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Spencer F. Eccles

Michael W. McConnell

Steven R. Rogel

Summary Compensation Table

The following table provides a summary of compensation during the last three calendar years for the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

					Long-Term Compensation			All Other Compen- sation (f)
Name and Principal Position	Annual Compensation				Awards		Payouts
	Year	Salary	Bonus (a)	Other Annual Compen- sation (b)	Restricted Stock Awards (c)	Options/ SARs (d)	LTIP Payouts (e)
Richard K. Davidson	2005	$1,408,333	$2,400,000	$327,460	$0	616,336	$0	$56,134
Chairman (g)	2004	1,350,000	0	171,105	0	325,000	3,401,099	111,161
	2003	1,258,333	0	211,517	4,500,000	325,000	7,999,113	89,598

James. R. Young	2005	575,000	1,250,000	52,559	0	249,036	0	36,600
President and	2004	545,417	0	56,928	0	100,000	1,207,350	25,321
CEO (h)	2003	465,000	0	197	1,050,000	75,000	1,628,258	20,651

Dennis J. Duffy	2005	518,333	650,000	978	0	203,319	0	26,651
Executive Vice	2004	485,000	0	916	0	85,000	1,207,350	23,959
President- Operation of the Railroad	2003	461,667	650,000	379	0	75,000	1,612,322	21,954

John J. Koraleski	2005	385,333	550,000	136	0	158,393	0	19,437
Executive Vice	2004	370,833	0	123	0	44,000	921,689	17,772
President- Marketing and Sales of the Railroad	2003	350,000	490,000	111	0	40,000	1,599,823	15,684

Robert M. Knight, Jr.	2005	341,667	560,000	321	0	73,423	116,670	14,103
Executive Vice	2004	294,417	0	250	0	25,000	371,280	11,872
President-Finance and Chief Financial Officer (i)	2003	230,670	36,000	140	216,000	20,000	399,956	8,937

(a)	Bonus amounts foregone under the Company’s Executive Incentive Premium Exchange Program (PEP) for 2003 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column. Prior to performance year 2004, certain executives elected to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount foregone pursuant to the PEP. The retention stock units are subject to a three-year employment requirement. The PEP has since been discontinued. No bonuses were awarded in 2004.

(b)	Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest and certain personal benefits, including the following: for Mr. Davidson in 2005, 2004 and 2003—use of corporate aircraft $280,471, $133,835 and $112,083, respectively, and tax and financial counseling services $42,446, $33,833 and $96,031, respectively; for Mr. Young in 2005 and 2004—use of corporate aircraft $45,104 and $52,030, respectively; and for Messrs. Duffy and Knight in 2005, 2004 and 2003—above market interest $740, $708 and $185, and $219, $183 and $117, respectively.
(c)	Aggregate restricted stock holdings and the value thereof as of December 31, 2005: Mr. Davidson, 271,307 stock units, $21,842,926; Mr. Young, 60,150 stock units, $4,842,676; Mr. Duffy, 53,666 stock units, $4,320,649; Mr. Koraleski, 20,000 stock units, $1,610,200; and Mr. Knight, 9,410 stock units, $757,599. For awards of retention stock units, the holder is entitled to receive dividends during the vesting period, which are paid at the same rate and time as dividends that are paid on an equivalent number of shares of Common Stock.
(d)	Stock options granted in 2002 and 2003 included a reload feature (Reload Grant). This reload feature allowed executives to exercise their options using shares of Common Stock that they already owned and obtain a new grant of options in the amount of the shares of Common Stock used for the exercise price plus any shares of Common Stock withheld for tax purposes. The reload feature of these option grants could only be exercised if the price of Common Stock increased at least 20% from the price at the time of the Reload Grant. Options granted in 2005 include the following options issued pursuant to a Reload Grant: Mr. Davidson, 291,336; Mr. Young, 84,036; Mr. Duffy, 103,319; Mr. Koraleski, 98,393; and Mr. Knight, 23,423. Stock options exercised after the January 1, 2006 effective date of FAS 123(R) are not eligible for the reload feature.
(e)

Payouts for 2004 for Messrs. Davidson, Koraleski and Knight consist of deferred cash payments of $181,499, $36,299 and $9,075, respectively, equal to the interest on their loan amount outstanding at that time under the Executive Stock Purchase Incentive Plan (ESPIP) and $3,219,600 ($1,680,000 cash and 24,000 shares of Common Stock), $885,390 ($462,000 cash and 6,600 shares of Common Stock) and $362,205 ($189,000 cash and 2,700 shares of Common Stock), respectively, as payments under the 2001 Long Term Plan (2001 LTP). Payouts for 2004 for Messrs. Young of $1,207,350 ($630,000 cash and 9,000 shares of Common Stock) and Duffy of $1,207,350 ($630,000 cash and 9,000 shares of Common Stock) are payments under the 2001 LTP. The 2005 payout for Mr. Knight of $116,670 ($63,000 cash and

900 shares of Common Stock) is an additional payment under the 2001 LTP that Mr. Knight was awarded in conjunction with his promotion in 2002 to Senior Vice President-Finance. Under the ESPIP, certain executives of the Company purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. Deferred cash payments equal to two-thirds of the outstanding principal balance plus the net accrued interest on their loan were awarded as certain performance and retention criteria were met within the 40-month performance period that ended January 31, 2003. These amounts were applied against the outstanding loan balances of each executive pursuant to the terms of the ESPIP. The remaining balance of the loan was payable in three equal installments on January 31, 2004, January 31, 2005 and January 31, 2006. All executive officers elected to prepay their outstanding loan balances on or before January 31, 2004. Under the 2001 LTP, executive officers were awarded retention stock units and cash awards subject to the attainment of performance targets (three year (2001-2003) cumulative Earnings Per Share and stock price targets) and continued employment through January 31, 2004. The 2001 LTP paid awards on January 31, 2004 based on cumulative Earnings Per Share of $13.84 ($3.77, $5.05 and $5.02 earned in 2001, 2002 and 2003, respectively, excluding the accounting adjustment for Financial Accounting Standards Board Statement No. 143, “Accounting for Asset Retirement Obligations”, recorded in the first quarter of 2003).

(f)	All Other Compensation for 2005 consists of Company-matched thrift plan contributions (Mr. Davidson $42,250, Mr. Young $17,250, Mr. Duffy $15,550, Mr. Koraleski $11,560, and Mr. Knight $10,250), and life insurance premiums (Mr. Davidson $13,884, Mr. Young $19,350, Mr. Duffy $11,101, Mr. Koraleski $7,877, and Mr. Knight $3,853).
(g)	Mr. Davidson was Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Railroad through December 31, 2005. He has been Chairman of the Company and the Railroad since such date.
(h)	Mr. Young was elected President and Chief Executive Officer of the Company and Chief Executive Officer, in addition to President, of the Railroad, effective January 1, 2006. He was elected President and Chief Operating Officer of the Railroad effective February 1, 2004 and prior thereto he was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad.
(i)	Mr. Knight was elected to his current position effective February 1, 2004. Prior thereto, he was Senior Vice President-Finance.

Security Ownership of Management

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of February 23, 2006 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Number of Shares Beneficially Owned (a)	Percent Of Class
Richard K. Davidson	2,613,866	0.97%
James R. Young	514,035	0.19%
Dennis J. Duffy	447,222	0.17%
John J. Koraleski	370,451	0.14%
Robert M. Knight, Jr.	161,228	0.06%

(a)	Each individual has sole voting power with respect to the shares beneficially owned. Included in the number of shares beneficially owned by Messrs. Davidson, Young, Duffy, Koraleski and Knight are 1,613,536, 431,909, 351,644, 261,036 and 137,983, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Davidson, Young, Duffy and Knight are 411,853, 23,571, 39,322 and 11,260 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares and units which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Young, Duffy, Koraleski and Knight are 181,489, 119,630, 55,500, 30,900 and 22,218 retention stock units, respectively, awarded under Company stock plans.

Option/SAR Grants Table

The following table sets forth information concerning individual grants of stock options during 2005 to the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (a)	% of Total Options/ SARs Granted to Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (b)
Richard K. Davidson	291,336 325,000	13.8%	$66.24 59.12	1/30/2013 1/27/2015	$3,891,724 3,740,425
James R. Young	44,080 22,361 165,000 17,595	5.6%	67.13 66.24 59.12 80.52	1/30/2013 1/30/2013 1/27/2015 1/31/2012	595,229 298,702 1,898,985 295,365
Dennis J. Duffy	37,508 28,923 100,000 36,888	4.6%	67.13 66.24 59.12 77.12	1/30/2013 1/30/2013 1/27/2015 1/31/2012	506.485 386,359 1,150,900 587,426
John J. Koraleski	35,457 60,000 30,980 31,956	3.5%	66.24 59.12 77.12 80.52	1/30/2013 1/27/2015 1/31/2012 1/30/2013	473,641 690,540 493,344 536,442
Robert M. Knight, Jr.	6,240 6,181 50,000 5,261 5,741	1.6%	67.13 66.24 59.12 69.45 77.12	1/30/2013 1/30/2013 1/27/2015 1/30/2013 1/31/2012	84,261 82,567 575,450 76,689 91,423

(a)

Stock options granted in 2002 and 2003 included a reload feature (Reload Grant). This reload feature allowed executives to exercise their options using shares of Company Common Stock that they already owned and obtain a new grant of options in the amount of the shares of Company Common Stock used for the exercise price plus any shares of Common Stock withheld for tax purposes. The reload feature of these option grants could only be exercised if the price of Company Common Stock increased at least 20% from the price at the time of the Reload Grant. Options granted in 2005 include the following options issued pursuant to a Reload Grant: Mr. Davidson, 291,336; Mr. Young, 84,036; Mr. Duffy, 103,319; Mr. Koraleski, 98,393; and Mr. Knight, 23,423. Stock options exercised after the January 1, 2006 effective date of FAS 123(R) are not eligible for the reload feature.

(b)	Calculated in accordance with the Black-Scholes option pricing model using the following assumptions:

Base Price	Interest	Volatility	Dividend	Expected Option Term
59.12	3.7%	20.1%	2.0%	5
66.24	3.7%	21.2%	1.8%	5
67.13	3.6%	21.2%	1.8%	5
69.45	4.3%	20.4%	1.7%	5
77.12	4.3%	19.0%	1.6%	5
80.52	4.5%	19.0%	1.6%	5

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth individual exercises of stock options during 2005 and year-end stock option holdings by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In- the-Money Options/SARs at FY-End
			Exercisable/ Unexercisable	Exercisable/ Unexercisable(a)
Richard K. Davidson	946,500	$14,464,025	1,288,536 325,000	$26,270,437 6,951,750
James R. Young	140,327	2,160,093	266,909 165,000	4,965,980 3,529,350
Dennis J. Duffy	182,875	2,445,327	251,644 100,000	4,105,974 2,139,000
John J. Koraleski	186,957	2,529,412	161,136 60,000	2,499,304 1.283,400
Robert M. Knight, Jr.	32,640	487,325	87,983 50,000	1,679,318 1,069,500

(a)	Reflects the closing price per share of the Common Stock on the last day of the fiscal year less the option price multiplied by the number of shares. The closing price per share was $80.51 on the last trading day of the fiscal year as reported on the Exchange.

Defined Benefit Plans

Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of service and deemed age, for the inclusion of earnings in excess of limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of limitations provided for under the Code. Messrs. Davidson, Young, Duffy, Koraleski and Knight have accrued benefits under the Supplemental Plan.

The credited years of service and approximate annual final average earnings (as of February 28, 2006) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $4,599,000; Mr. Young 27, $1,209,000; Mr. Duffy 32, $1,021,000; Mr. Koraleski 33, $786,000; and Mr. Knight 25, $543,000.

Prior to 1996, the Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company’s obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan, net of federal taxes, will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon annual final average earnings and years of employment is illustrated in the following table:

Pension Plan Table

	Years of Employment
Final Average Earnings	10 Yrs Employ- ment	15 Yrs Employ- ment	20 Yrs Employ- ment	25 Yrs Employ- ment	30 Yrs Employ- ment	35 Yrs Employ- ment	40 Yrs Employ- Ment
$550,000	$87,185	$130,778	$174,370	$217,963	$261,555	$286,805	$312,055
600,000	95,520	143,280	191,040	238,800	286,560	314,310	342,060
800,000	128,860	193,290	257,720	322,150	386,580	424,330	462,080
1,000,000	162,200	243,300	324,400	405,500	486,600	534,350	582,100
1,200,000	195,540	293,310	391,080	488,850	586,620	644,370	702,120
2,000,000	328,900	493,350	657,800	822,250	986,700	1,084,450	1,182,200
3,000,000	495,600	743,400	991,200	1,239,000	1,486,800	1,634,550	1,782,300
4,000,000	662,300	993,450	1,324,600	1,655,750	1,986,900	2,184,650	2,382,400
4,600,000	762,320	1,143,480	1,524,640	1,905,800	2,286,960	2,514,710	2,742,460
5,000,000	829,000	1,243,500	1,658,000	2,072,500	2,487,000	2,734,750	2,982,500
5,600,000	929,020	1,393,530	1,858,040	2,322,550	2,787,060	3,064,810	3,342,560

The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse’s benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations in the event of a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 27 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company’s shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company’s assets.

Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of two; and Tier 3 executives receiving a multiple of one and one-half. The severance benefits provided under the Continuity Plan are subject to the terms and limitation of the Board’s policy on future severance agreements described in this Proxy Statement on page 24. Messrs. Davidson and Young are Tier 1 executives and Messrs. Duffy, Koraleski and Knight are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company’s Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and peer groups comprising Burlington Northern Santa Fe Corporation, CSX Corporation and Norfolk Southern Corporation, and the Dow Jones Transportation Index.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

UPC, S&P 500, PEER GROUP, DJ TRANS AVG

(2) APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2006 and submits this selection to a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR Proposal 2.

(3) SHAREHOLDER PROPOSAL REGARDING

MAJORITY VOTING

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, the owner of 8,400 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Union Pacific Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Utah. Utah law provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present. (See Title 16 of the Utah Revised Business Corporations Act, Section 16-10a-728, Voting for directors—Cumulative Voting.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoran, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Recommendation of the Board of Directors

The Board of Directors believes that active shareholder participation in the election of directors is important to the Company and to effective corporate governance. The Board has taken many steps, particularly in the area of director elections, to ensure sound governance of the Company. Those steps include declassifying the Board, eliminating director pensions and creating and publishing corporate governance guidelines in the proxy statement, nearly 10 years ago, well before such measures were mandated. The Board also has established and disclosed a process for nominating and electing director candidates as well as specific criteria and qualifications for director candidates. The vast majority of the Board is independent under the Company’s independence standards, which satisfy and in some cases exceed the New York Stock Exchange’s independence standards. Under its existing corporate governance standards, the Company has maintained a standard of nominating strong and independent candidates who typically receive an affirmative vote of more than 90% of the shares voted in the election for directors.

The proposal seeks to require that directors be elected by a majority of shares voting at the annual meeting. The proposed voting standard was first widely suggested just last year, and to date is used by only a small number of large public companies in the U.S. The proposal notes that some companies, instead of implementing the voting standard advocated in the proposal, have adopted board governance policies to address the issue raised by the proposal, but the proponent states that such an approach is in its view inadequate. To similar effect, the Board believes that existing limitations under our governing state corporate law need to be carefully evaluated in determining whether to implement the voting standard advocated by the proposal. For example, even if the proposed voting standard were implemented, an incumbent nominee who receives less than a majority of shares voted would continue to serve until a successor is elected to fill his or her position, notwithstanding the stockholder vote. Similarly, important issues exist as to how the proposed voting standard would operate if shareholders or the Board nominated a director candidate who withdrew from consideration for election before the annual meeting. As a result of these and other considerations, various governance experts are evaluating and debating possible changes to state corporate law that could resolve the issues raised by the proposal. Because our state law provides that implementation of the proposed voting standard would have to be implemented through an amendment to our certificate of incorporation, and because the Company and Board have in place a number of corporate governance provisions that are designed to enhance directors’ accountability to shareholders, the Board believes that it is not appropriate at this time to implement the proposal. However, consistent with its long-standing commitment to strong corporate governance, the Board intends to continue monitoring developments with respect to the voting standard advocated by this proposal.

For the above reasons, the Board believes that the Company’s existing governance provisions adequately and effectively foster accountability with respect to the election of directors.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 3.

(4) SHAREHOLDER PROPOSAL REGARDING

POLITICAL CONTRIBUTIONS

The Office of the Comptroller of the City of New York, 1 Centre Street, Room 736, New York, NY 10007, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, the collective beneficial owners of 815,358 shares of the Company’s Common Stock, have submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Stockholder Proposal—Corporate political contributions

Resolved, that the shareholders of Union Pacific hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a. An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b. Identification of the person or persons in the Company who participated in making the decisions to contribute.

c. The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statements

As long-term shareholders of Union Pacific, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003-2004, the last fully reported election cycle, Union Pacific contributed at least $820,522.00. (The Center for Public Integrity: http://www.publicintegrity.org/527/db.aspx?act—main)

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program to educate and inform public officials about the Company’s position on issues significant to the Company’s business. While the Company believes political contributions represent a valuable element of that program, it is important to note that the majority of Company-related political contributions, including contributions to federal officials, come from funds voluntarily contributed to the Company’s political action committee, the Fund for Effective Government (FFEG), by employees, not from corporate funds.

The activities of the FFEG are subject to regulation by the federal government, including detailed disclosure requirements. For example, pursuant to federal law, the FFEG files monthly reports with the Federal Election Commission reporting all political contributions. Political contributions by the FFEG and the Company also are subject to regulation at the state level. Moreover, recipients of these political contributions generally must disclose the identity of donors and the amount of their contributions. Therefore, the Board of Directors believes that ample disclosure exists regarding the Company’s political contributions and that such disclosures should alleviate any concerns pertaining to the transparency of activities discussed in this proposal. Accordingly, the Board of Directors believes that the preparation of the reports requested in this proposal would result in an unnecessary and unproductive use of Company resources.

The Board of Directors and Company management disagree with statements by the proponent that there is no system of accountability and that “. . . corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.” As discussed above, political contributions are made for the benefit of the Company and its shareholders with the same care as other corporate decisions. As also discussed earlier in this Proxy Statement, the Board of Directors and the Company developed, implemented and have abided by strong governance policies long before such policies were best practices or mandated by federal regulations. Therefore, the Company believes that adequate disclosure as mandated by law and accountability under existing corporate governance standards already exist with respect to corporate political contributions.

Based on the above, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

(5) SHAREHOLDER PROPOSAL REGARDING

AN INDEPENDENT CHAIRMAN

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, the beneficial owner of 60 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Proposal:

RESOLVED: That stockholders of Union Pacific Corporation (“Union Pacific” “UP” or “the Company”) ask the Board of Directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Richard Davidson holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Union Pacific require an independent leader to ensure that management acts strictly in the best interests of the Company, especially when our Company is facing significant challenges. There has been increased scrutiny by the financial press and shareholders over the decision of our Company’s compensation committee to classify as earnings the proceeds of the IPO of UP’s Overnight [sic] subsidiary in order to reach benchmarks in UP’s LTIP.1 This questionable decision allowed our Chairman and CEO to reap significant rewards.2 As long-term shareholders

[1]	“Pay Package at Risk? Quick Get Creative”, New York Times, 11/23/03.
[2]	“Taking Care of Business, His Way”, New York Times, 2/20/05.

we want to be assured that such important decisions as the performance bonuses for our top executives is [sic] approved by an independent leader.

We believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Union Pacific, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, it is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this important corporate governance reform.

Recommendation of the Board of Directors:

The Board opposes the proposal because it would reduce the Board’s flexibility to select a style of leadership based upon its evaluation of leadership needs at the Company. It is the Board’s view that it should be free to make this choice in a manner that is best for the Company and its shareholders at any point in time. Currently, the Board may provide that the positions of Chairman and Chief Executive Officer should be held by different people when, as has been the case since Mr. Young’s election as CEO effective January 1, 2006, the Board determines that such action is in the best interests of the Company’s shareholders. The proposal, however, limits the flexibility of the Board to act in the manner that it determines would best serve the shareholders’ interests and thus deprives the Board of its flexibility to organize its functions and manage its operations in the manner it determines to be most productive and efficient.

The Board believes that Board independence and oversight is maintained effectively through the composition of the Board and through our sound Corporate Governance

Guidelines and Policies as set out on pages 19 through 24 and which are posted on our website. The independence of the Board as a whole is compliant with applicable Company and NYSE guidelines and independence standards, as 10 of the 12 current directors are outside independent directors, and the Audit, Compensation, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board conducts regularly scheduled sessions of non-management directors at every meeting of the Board, and each director may originate action items for the Board’s agenda.

In view of the strong independence of the Board and the Company’s sound governance practices, the Board believes the standard that would be imposed under the proposal is not productive.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

OTHER BUSINESS

The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is properly presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

SEC FILINGS AND OTHER CORPORATE INFORMATION

The Company makes available free of charge on its Internet website at www.up.com (under the “Investors” caption link) the annual report on Form 10-K, the quarterly reports on Form 10-Q, the current reports on Form 8-K, the Proxy Statement and Forms 3, 4 and 5, filed on behalf of directors and executive officers and amendments to such reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The Company also makes available on its website previously filed SEC reports and exhibits via a link to “EDGAR” on the SEC’s Internet site at www.sec.gov. Additionally, the Company’s corporate governance materials (including Board Committee charters, governance guidelines and policies and codes of conduct and ethics for directors, officers and employees), news releases and other general information about the Company are all available on its website. From time to time, the corporate governance materials on the website may be updated as necessary to comply with rules issued by the SEC and the Exchange or as desirable to promote the effective and efficient governance of the Company.

Copies of the Company’s 2005 Annual Report/Form 10-K, the Company’s report “Commitment to Diversity” and other corporate materials are also available, without charge, by writing to:

Secretary

Union Pacific Corporation

1400 Douglas Street, 19th Floor

Omaha, NE 68179

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of the Company’s proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at 402-544-5700 or by submitting a written request to the Secretary at the address listed above. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Interested parties wishing to communicate about the Company to the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications that are intended for a specific director or directors (i.e., Presiding Director of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to be responsible for processing communications received through these procedures and for forwarding communications to directors. All communications from shareholders are forwarded directly to the appropriate Board members. If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary has the authority to discard or take appropriate legal action regarding the communication.

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR INTERNET OR TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Barbara W. Schaefer

Senior Vice President—Human Resources

and Secretary

Appendix A

UNION PACIFIC CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The Audit Committee (the Committee) will assist the Board of Directors in fulfilling its responsibility to oversee: (i) the independence, performance, and qualification of the independent registered public accounting firm, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s financial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function. In addition, the Committee is responsible for preparing the Committee report to be included in the Company’s annual Proxy Statement and for reviewing appropriate standards of business conduct for the Company and its employees and monitoring compliance with these standards.

Membership

The Committee will be composed of three or more Directors appointed by the Board, each of whom will meet the New York Stock Exchange standards of “independence” for directors and audit committee members and any other applicable standards as determined by the Board in its business judgment. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment. One member of the Committee will be appointed by the Board as Chair of the Committee.

Meetings and Procedures

The Committee will meet at least four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. The Committee will meet separately with each of the Company’s independent registered public accounting firm and internal auditor at each meeting of the Committee, and the Committee will meet separately with representatives of management at least annually. The Committee will also meet separately with the Company’s General Counsel at least annually.

The Committee will keep written minutes of its meetings, which minutes will be maintained with the books and records of the Company. The Committee will provide the Board regular reports of its activities.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee will consist of fewer than two members. The Committee will not delegate to a subcommittee any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

Outside Advisors

The Committee will have the authority, at the expense of the Company, to retain such outside advisors as it deems appropriate to assist it in the performance of its duties and responsibilities.

Duties and Responsibilities

As part of its duties and responsibilities, the Committee will:

(1)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which will report directly to the Committee. In connection with performing this function, the Committee will have the sole authority to, and will, retain, evaluate and, as necessary, terminate the independent registered public accounting firm. The Committee will approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the audit engagement, the audit service will be deemed to have been pre-approved.

(2)	Establish policies and procedures for the engagement of the independent registered public accounting firm to provide permissible non-audit services, which will include pre-approval of such services.

(3)

Obtain a report annually from the independent registered public accounting firm describing all relationships between the auditor and the Company and any other relationships that may adversely affect the auditor’s independence and consider, at least annually, the independence of the auditor, including whether the provision of non-audit services is compatible with the auditor’s independence.

(4)	At least annually, obtain and review a report from the independent registered public accounting firm describing the auditor’s internal quality-control procedures, material issues raised by its most recent peer review, internal quality-control review or any inquiries or investigations by governmental or professional authorities in the preceding five years into any audits conducted by the auditor, and any steps taken by the independent registered public accounting firm to address any such issues.

(5)	Meet to review and discuss with management and the independent registered public accounting firm the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent registered public accounting firm, any reports of the independent registered public accounting firm with respect to interim financial reviews as required by Statement on Auditing Standards 100, Interim Financial Information, and the specific disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings.

(6)	Review and discuss with management and the independent registered public accounting firm: (a) any problems or difficulties encountered in the course of the audit, including any significant disagreements with management, restrictions on the scope of the independent registered public accounting firm’s activities, or access to requested information; and (b) management’s response thereto.

(7)	Discuss with the independent registered public accounting firm those matters required by Statement on Auditing Standards 61, Communication with Audit Committees, respecting the independent registered public accounting firm’s judgment as to the quality of the Company’s accounting principles.

(8)

Review and discuss with management and the independent registered public accounting firm: (a) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including alternative methods for presenting financial information that have been discussed with management, the impact of the use of such alternatives, the methods preferred by management and all material written communications between the auditor and management; and (b) major issues regarding the Company’s accounting principles and financial statement presentations, including critical accounting policies, and any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(9)	Recommend to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(10)	Periodically receive from and discuss with management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee will review with management the status of pending litigation, and regulatory and tax matters. In addition, the Committee will review performance of safety programs and operations, the Company’s compliance program and risk assessments, and other areas of oversight as may be appropriate. Furthermore, the Committee will review the appointment or dismissal of the chief safety officer and the chief compliance officer.

(11)	Discuss generally the content and presentation of earnings releases and financial information and earnings guidance to be provided to analysts and rating agencies.

(12)	Review with management, the internal auditor, and independent registered public accounting firm the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures. As part of this effort, the Committee will inquire of management, the internal auditor and independent registered public accounting firm about controls management has implemented to minimize significant risks to the Company and the efficacy of these controls.

(13)	Review the scope and results of the internal audit program. Specifically, the Committee will: (a) review the appointment or dismissal of the chief internal auditor; (b) review the proposed audit plans of the internal auditing department for the coming year, evaluate the effectiveness of internal auditing on an annual basis and periodically review the independence, purpose, authority and responsibilities of internal auditing; and (c) review with the chief internal auditor and the independent registered public accounting firm the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized and audit resources are used efficiently and effectively.

(14)	Establish hiring policies with respect to employees and former employees of the independent registered public accounting firm.

(15)	Review periodically the Company’s Statement of Policy: Ethics and Business Conduct (the “Statement”) and make recommendations to the Board regarding any modifications of the Statement. Specifically, the Committee will oversee procedures for administering and promoting compliance with the Statement and determine if any waivers of any of the requirements for executive officers are appropriate.

(16)	Oversee the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers, make recommendations to the Board with respect to modifications of the code, oversee procedures for administering and promoting compliance with the code and determine if any waivers of any of the requirements for the Chief Executive Officer and Senior Financial Officers are appropriate.

(17)	Establish: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18)	Evaluate the performance of the Committee and assess the adequacy of the Committee’s charter on an annual basis and make reports thereon to the Board.

PROXY

Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

1400 Douglas Street

ANNUAL MEETING MAY 4, 2006

19th Floor

SALT LAKE CITY, UTAH

Omaha, NE 68179

The undersigned hereby appoints RICHARD K. DAVIDSON and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2006 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposals 3, 4 and 5 . The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposals 3, 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposals 3, 4 and 5.

1.	Election of Directors -	For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:R.K. Davidson, E.B. Davis, Jr., T.J. Donohue, A.W. Dunham, J.R. Hope, C.C. Krulak, M.W. McConnell, S.R. Rogel, J.R. Young				2. 3. 4. 5.

Appointment of Deloitte & Touche as the independent registered public accounting firm.

Shareholder proposal regarding majority voting.

Shareholder proposal regarding political contributions.

Shareholder proposal regarding an independent chairman.

(Except nominee(s) written above.)						The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
Dated: ,2006
Signature(s)
Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

UNION PACIFIC

CONFIDENTIAL VOTING INSTRUCTIONS FOR

CORPORATION

ANNUAL MEETING MAY 4, 2006

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 23, 2006, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 4, 2006, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposal 2 and AGAINST proposals 3, 4 and 5; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program
(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2 and AGAINST proposals 3, 4 and 5.

1.	Election of Directors -	For All	Withhold All	For All Except		For	Against	Abstain
	Nominees:R.K. Davidson, E.B. Davis, Jr., T.J. Donohue, A.W. Dunham, J.R. Hope, C.C. Krulak, M.W. McConnell, S.R. Rogel, J.R. Young				2. 3. 4. 5.

Appointment of Deloitte & Touche as the independent registered public accounting firm.

Shareholder proposal regarding majority voting.

Shareholder proposal regarding political contributions.

Shareholder proposal regarding an independent chairman.

(Except nominee(s) written above.)						The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
Dated: , 2006
Signature Please sign exactly as name appears.